Exhibit 99.1

Press Release For Immediate Release

American Financial Group, Inc. Announces Fourth Quarter and Full Year Results

•	Net earnings per share of $4.18 in the fourth quarter; full year net earnings per share of $23.30

•	Core net operating earnings per share of $4.12 in the fourth quarter; full year core net operating earnings per share of $11.59

•	Full year 2021 ROE of 37.5%; 2021 core operating ROE of 18.6%

•	Parent company cash and investments of approximately $1.86 billion; excess capital of $2.1 billion at December 31, 2021

•	Full year 2022 core net operating earnings guidance $9.75 – $10.75 per share

CINCINNATI – February 9, 2022 – American Financial Group, Inc. (NYSE: AFG) today reported 2021 fourth quarter net earnings attributable to shareholders of $355 million ($4.18 per share) compared to $692 million ($7.93 per share) for the 2020 fourth quarter. Net earnings for the 2021 fourth quarter included after-tax non-core realized gains on securities of $4 million ($0.06 per share). Comparatively, net earnings in the 2020 fourth quarter included $517 million ($5.92 per share) in after-tax non-core items, including discontinued operations. Beginning with the first quarter of 2021 and through the date of sale in May 2021, the results of AFG’s Annuity operations are reported as discontinued operations in accordance with generally accepted accounting principles (GAAP), which included adjusting prior period results to reflect these operations as discontinued. Net earnings attributable to shareholders for the full year of 2021 were $23.30 per share, compared to $8.20 per share in 2020. Other details may be found in the table below.

AFG’s book value per share was $59.02 at December 31, 2021. AFG declared cash dividends of $6.56 per share during the fourth quarter, which included a $4.00 per share special dividend paid in November and a $2.00 per share special dividend paid in December. Return on equity was 37.5% and 14.0% for the full year of 2021 and 2020, respectively.

Core net operating earnings were $351 million ($4.12 per share) for the 2021 fourth quarter, compared to $175 million ($2.01 per share) in the 2020 fourth quarter. The year-over-year increase was primarily the result of significantly higher underwriting profit in the Specialty Property and Casualty (“P&C”) insurance operations and substantially higher P&C net investment income, due to the continued strong performance of AFG’s $1.8 billion alternative investment portfolio. Additional details for the 2021 and 2020 fourth quarters may be found in the table below.

	Three Months Ended December 31,
Components of Pretax Core Operating Earnings	2021	2020(a)	2021	2020(a)	2021	2020(a)
In millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments, net of DAC		Core Net Operating Earnings, as reported

P&C Pretax Core Operating Earnings	$369	$233	$116	$41	$485	$274
Real estate entities and other acquired from Annuity operations*	—	(1)	—	10	—	9
Other expenses	(24)	(32)	—	—	(24)	(32)
Holding company interest expense	(23)	(24)	—	—	(23)	(24)

Pretax Core Operating Earnings	322	176	116	51	438	227
Related provision for income taxes	63	41	24	11	87	52

Core Net Operating Earnings	$259	$135	$92	$40	$351	$175

Core Net Operating Earnings Per Share	$3.04	$1.55	$1.08	$0.46	$4.12	$2.01

Weighted Avg Diluted Shares Outstanding	85.2	87.2	85.2	87.2	85.2	87.2

*	Income from real estate entities acquired from AFG’s Annuity operations through May 31, 2021 (the effective date of the sale of the Annuity business).

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Book value per share, excluding unrealized gains related to fixed maturities, was $57.42 per share at December 31, 2021, compared to $63.61 at the end of 2020, reflecting $26.00 per share in special dividends paid during 2021. For the full year, share repurchases totaled $319 million. For the twelve months ended December 31, 2021, AFG’s growth in adjusted book value per share plus dividends was 34%. Core operating return on equity was 18.6% and 9.2% for the full year of 2021 and 2020, respectively.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of discontinued operations, net realized gains and losses, and special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2021	2020(a)	2021	2020(a)
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$438	$227	$1,232	$609
Pretax non-core items:
Realized gains (losses) on securities	7	122	110	(75)
Neon exited lines(b)	—	—	4	(122)
Special A&E charges	—	—	—	(68)
Other	—	(5)	(11)	(5)

Earnings before income taxes	445	344	1,335	339
Provision (credit) for income taxes:
Core operating earnings	87	52	239	128
Non-core items	3	25	15	(103)

Total provision for income taxes	90	77	254	25

Net earnings from continuing operations including noncontrolling interests	355	267	1,081	314
Discontinued annuity operations	—	427	914	407
Less: net earnings (loss) attributable to noncontrolling interests:
Non-core items	—	2	—	(11)

Net earnings attributable to shareholders	$355	$692	$1,995	$732

Net earnings:
Core net operating earnings(c)	$351	$175	$993	$481
Non-core items:
Realized gains (losses) on securities	4	97	87	(59)
Neon exited lines(b)	—	(3)	3	(39)
Special A&E charges	—	—	—	(54)
Other	—	(4)	(2)	(4)

Net earnings from continuing operations	355	265	1,081	325
Discontinued annuity operations	—	427	914	407

Net earnings attributable to shareholders	$355	$692	$1,995	$732

Components of earnings per share:
Core net operating earnings(c)	$4.12	$2.01	$11.59	$5.40
Non-core Items:
Realized gains (losses) on securities	0.06	1.10	1.01	(0.67)
Neon exited lines(b)	—	(0.04)	0.04	(0.45)
Special A&E charges	—	—	—	(0.61)
Other	—	(0.04)	(0.02)	(0.04)

Diluted net earnings per share from continuing operations	$4.18	$3.03	$12.62	$3.63
Discontinued annuity operations	—	4.90	10.68	4.57

Diluted net earnings per share	$4.18	$7.93	$23.30	$8.20

Footnotes (a), (b), and (c) are contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “AFG’s financial performance during the fourth quarter was exceptional. Record core operating results produced an annualized fourth quarter return on equity of 28.1%. We are very pleased with the outstanding underwriting margins produced by our Specialty P&C businesses and returns in our portfolio of alternative investments that continued to exceed our expectations. Our diversified portfolio of specialty insurance operations, an entrepreneurial culture and disciplined operating philosophy have positioned us well in a hard P&C market and an improving economy.

“AFG had approximately $2.1 billion of excess capital (including parent company cash and investments of approximately $1.86 billion) at December 31, 2021. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. Over the past year, we increased our quarterly dividend by 12% and paid special dividends of $26.00 per share. Total growth in adjusted book value plus dividends was a very strong 34%. We are very proud of our track record of creating long-term value for our shareholders.”

Messrs. Lindner continued, “We expect AFG’s core net operating earnings in 2022 to be in the range of $9.75 to $10.75 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations. Furthermore, the above guidance reflects an annual return of approximately 10% on alternative investments and an average crop year.”

Property and Casualty Insurance Operations

Pretax core operating earnings in AFG’s P&C Insurance Segment were a record $485 million in the fourth quarter of 2021, compared to $274 million in the prior year period, an increase of $211 million, or 77%. The year-over-year improvement was the result of significantly higher P&C underwriting profit and substantially higher P&C net investment income, primarily due to higher earnings from alternative investments.

The Specialty P&C insurance operations generated record underwriting profit of $281 million for the 2021 fourth quarter compared to $179 million in the fourth quarter of 2020, primarily due to higher year-over-year underwriting profitability in our Specialty Casualty and Property and Transportation Groups.

The fourth quarter 2021 combined ratio was an exceptionally strong 80.7%, an improvement of 5.5 points year-over-year, and includes 5.0 points of favorable prior year reserve development, compared to 2.4 points of favorable prior year reserve development in the 2020 fourth quarter. Catastrophe losses added 1.8 points to the combined ratio in the 2021 fourth quarter, compared to 1.5 points in the comparable prior year period.

AFG recorded $2 million in losses related to COVID-19 for accident year 2021 in the fourth quarter of 2021 and recorded favorable reserve development of approximately $7 million related to accident year 2020 COVID-19 reserves based on loss experience. Given the uncertainties surrounding the ultimate number and scope of claims relating to the pandemic, approximately 61% of the $92 million in AFG’s cumulative COVID-19 related losses are held as incurred but not reported (IBNR) reserves at December 31, 2021.

Gross and net written premiums were up 2% and 4%, respectively, for the fourth quarter of 2021, when compared to the same period in 2020. Fourth quarter growth was impacted by timing differences in the recording of premiums in our Property and Transportation Group. Excluding those adjustments, each of our Specialty P&C groups reported healthy growth as a result of an improving economy, new business opportunities and a continued strong renewal rate environment. Gross and net written premiums increased 14% and 12%, respectively, for the full year in 2021 and established new records for premium production.

Average renewal pricing across our entire P&C Group was up approximately 7% for the quarter. With the exception of workers’ compensation, we are continuing to achieve strong renewal rate increases in the vast majority of our businesses.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $116 million in the fourth quarter of 2021, compared to $74 million in the comparable prior year period. Higher year-over-year underwriting profit in our crop operations more than offset lower underwriting profit in our transportation businesses. Catastrophe losses in this group, net of reinsurance and inclusive of reinstatement premiums, were $15 million in the fourth quarter of 2021, compared to $6 million in the comparable 2020 period, and were primarily attributable to Kentucky tornadoes and Colorado fires. The businesses in the Property and Transportation Group achieved an excellent 80.5% calendar year combined ratio overall in the fourth quarter, an improvement of 5.3 points from the comparable period in 2020.

Fourth quarter 2021 gross and net written premiums in this group were down 14% and 5%, respectively, when compared to the 2020 fourth quarter. Both gross and net written premiums were impacted by the timing of premium recognition in our crop business and the timing of the renewal of a large account in our transportation businesses. Excluding the impact of these items, fourth quarter gross and net written premiums in this group grew 13% and 7% year-over-year, respectively. Overall renewal rates in this group increased 6% on average for the fourth quarter of 2021, accelerating slightly from the 5% rate increase reported in the third quarter. Pricing for the full year for this group was up 6% overall.

The Specialty Casualty Group reported an underwriting profit of $140 million in the 2021 fourth quarter compared to $91 million in the comparable 2020 period. Higher year-over-year underwriting profit in our workers’ compensation, excess liability, excess and surplus lines, targeted markets and executive liability businesses were the drivers of these results. Underwriting profitability in our workers’ compensation businesses overall continues to be excellent. Catastrophe losses for this group, net of reinsurance and inclusive of reinstatement premiums, were $3 million and $2 million in the fourth quarters of 2021 and 2020, respectively. The businesses in the Specialty Casualty Group achieved an exceptionally strong 78.0% calendar year combined ratio overall in the fourth quarter, an improvement of 6.0 points from the comparable period in 2020.

Fourth quarter 2021 gross and net written premiums increased 12% and 11%, respectively, when compared to the same prior year period. Nearly all the businesses in this group achieved strong renewal pricing and reported premium growth during the fourth quarter. Continued strong renewal rates and increased exposures contributed to higher premiums in our excess liability and excess and surplus lines businesses. Our mergers and acquisitions liability and executive liability businesses also contributed meaningfully to the year-over-year growth. Renewal pricing for this group was up 7% in the fourth quarter. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 11%. Pricing for the full year for this group was up 11% overall and 17% excluding workers’ compensation.

The Specialty Financial Group reported an underwriting profit of $24 million in the fourth quarter of 2021, compared to $20 million in the fourth quarter of 2020. Higher underwriting profit in our trade credit, surety and fidelity / crime businesses contributed to these results. Catastrophe losses for this group were $6 million in the fourth quarter of 2021, compared to $7 million in the 2020 fourth quarter. This group continued to achieve excellent underwriting margins and reported an 85.5% combined ratio for the fourth quarter of 2021.

Gross and net written premiums increased by 8% and 6%, respectively, in the 2021 fourth quarter when compared to the same 2020 period due primarily to the favorable impact of economic recovery on our surety business, and strong rate increases and new business opportunities in our fidelity / crime business. Renewal pricing in this group was up 7% in both the fourth quarter and full year of 2021.

Carl Lindner III stated, “Fourth quarter and full year underwriting profitability in our Specialty P&C businesses was exceptionally strong. In fact, fourth quarter 2021 P&C core operating earnings established a new quarterly record for AFG. I’m especially pleased that each of our Specialty P&C sub-segments produced combined ratios in the mid-eighties or lower. We continued to achieve broad-based pricing increases in the quarter and achieved a 9% overall rate increase for the year, on top of the 11% achieved in 2020.”

Mr. Lindner added, “Looking toward 2022, we expect an overall calendar year combined ratio in the range of 85% to 87%, and net written premiums to be up 8% to 12% when compared to the $5.6 billion reported in 2021. We expect the market to remain firm throughout 2022, allowing us to act on business opportunities and achieve solid renewal rate increases.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

P&C Net Investment Income – For the twelve months ended December 31, 2021, P&C net investment income was approximately 64% higher than the comparable 2020 period and included significantly higher earnings from alternative investments. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The annualized return on alternative investments in the fourth quarter of 2021 was 26.3%. The average annual return on these investments over the past five calendar years has been approximately 13%. Excluding the impact of alternative investments, P&C net investment income for the twelve months ended December 31, 2021 decreased 6% year-over-year, reflecting lower market interest rates. Our guidance for 2022 assumes an overall annual yield of approximately 10% on alternative investments. We expect returns to be weighted toward the first quarter of 2022, principally as a result of the sale of several underlying multi-family real estate investments.

Non-Core Net Realized Gains (Losses) – AFG recorded fourth quarter 2021 net realized gains on securities of $4 million ($0.06 per share) after tax, which included $3 million ($0.04 per share) in after-tax net losses to adjust equity securities that the Company continued to own at December 31, 2021, to fair value. By comparison, AFG recorded fourth quarter 2020 net realized gains on securities of $97 million ($1.10 per share) after tax. Prior period results have been adjusted to reflect the reclassification of AFG’s annuity operations to discontinued operations.

After-tax unrealized gains on fixed maturities were $136 million at December 31, 2021. Our portfolio continues to be high quality, with 88% of our fixed maturity portfolio rated investment grade and 98% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

Discontinued Annuity Operations

On May 28, 2021, AFG completed the sale of its Annuity business to Mass Mutual. Initial cash proceeds from the sale (based on the preliminary closing balance sheet) were $3.5 billion. AFG recognized an after-tax non-core gain on the sale of $656 million ($7.62 per AFG share) in the first half of 2021. Both the proceeds and the gain are subject to post-closing adjustments, which are not expected to be material. Beginning with the first quarter of 2021 and through the sale date, AFG reported the results of its Annuity operations as discontinued operations, in accordance with generally accepted accounting principles (GAAP), which included adjusting prior period results to reflect these operations as discontinued. A reconciliation of amounts as previously presented to amounts reported as Discontinued Annuity Operations for the twelve-month period ended December 31, 2021 (through the May 2021 sale date) and the three- and twelve-month periods ended December 31, 2020 appears in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; the effects of the COVID-19 outbreak, including the effects on the international and national economy and credit markets, legislative or regulatory developments affecting the insurance industry, quarantines or other travel or health-related restrictions; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss 2021 fourth quarter and full year results at 11:30 am (ET) tomorrow, Thursday, February 10, 2022. Toll-free telephone access will be available by dialing 877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 7462648. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available approximately two hours following the completion of the call and will remain available until February 17, 2022. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 7462648.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To access the event, click on the following link: https://www.AFGinc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until February 17, 2022.

Contact:

Diane P. Weidner, IRC

Vice President—Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2022-06

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Revenues
P&C insurance net earned premiums	$1,452	$1,325	$5,404	$5,099
Net investment income	209	147	730	461
Realized gains (losses) on:
Securities	7	122	110	(75)
Subsidiaries	—	53	4	23
Income of managed investment entities:
Investment income	46	47	181	201
Gain (loss) on change in fair value of assets/liabilities	1	1	10	(20)
Other income	43	18	113	80

Total revenues	1,758	1,713	6,552	5,769
Costs and expenses
P&C insurance losses & expenses	1,182	1,220	4,704	4,896
Interest charges on borrowed money	23	24	94	88
Expenses of managed investment entities	40	38	155	167
Other expenses	68	87	264	279

Total costs and expenses	1,313	1,369	5,217	5,430

Earnings from continuing operations before income taxes	445	344	1,335	339
Provision for income taxes	90	77	254	25

Net earnings from continuing operations, Including noncontrolling interests	355	267	1,081	314

Net earnings from discontinued operations	—	427	914	407

Net earnings, including controlling interests	355	694	1,995	721
Less: Net earnings (loss) from continuing operations attributable to noncontrolling interests	—	2	—	(11)

Net earnings attributable to shareholders	$355	$692	$1,995	$732

Earnings attributable to shareholders per diluted common share:
Continuing operations	$4.18	$3.03	$12.62	$3.63
Discontinued operations	—	4.90	10.68	4.57

Diluted earnings attributable to shareholders	$4.18	$7.93	$23.30	$8.20

Average number of diluted shares	85.2	87.2	85.6	89.2

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

Selected Balance Sheet Data:	December 31, 2021	December 31, 2020
Total cash and investments	$15,745	$13,494
Long-term debt	$1,964	$1,963
Shareholders’ equity(d)	$5,012	$6,789
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(d)	$4,876	$5,493

Book value per share	$59.02	$78.62
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$57.42	$63.61

Common Shares Outstanding	84.9	86.3

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2021	2020		2021	2020
Gross written premiums	$1,737	$1,707	2%	$7,946	$6,995	14%

Net written premiums	$1,270	$1,216	4%	$5,573	$4,992	12%

Ratios (GAAP):
Loss & LAE ratio	56.5%	58.6%		58.4%	60.9%
Underwriting expense ratio	24.2%	27.6%		28.0%	30.4%

Specialty Combined Ratio	80.7%	86.2%		86.4%	91.3%

Combined Ratio – P&C Segment	80.8%	91.6%		86.5%	95.5%

Supplemental Information:(e)
Gross Written Premiums:
Property & Transportation	$558	$647	(14%)	$3,263	$2,813	16%
Specialty Casualty	968	865	12%	3,890	3,444	13%
Specialty Financial	211	195	8%	793	738	7%

	$1,737	$1,707	2%	$7,946	$6,995	14%

Net Written Premiums:
Property & Transportation	$417	$440	(5%)	$2,157	$1,887	14%
Specialty Casualty	628	565	11%	2,540	2,304	10%
Specialty Financial	173	163	6%	658	604	9%
Other	52	48	8%	218	197	11%

	$1,270	$1,216	4%	$5,573	$4,992	12%

Combined Ratio (GAAP):
Property & Transportation	80.5%	85.8%		87.1%	90.4%
Specialty Casualty	78.0%	84.0%		84.3%	90.0%
Specialty Financial	85.5%	86.8%		85.1%	91.8%
Aggregate Specialty Group	80.7%	86.2%		86.4%	91.3%

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(2)	$(29)	$(103)	$(107)
Specialty Casualty	(55)	(6)	(140)	(97)
Specialty Financial	(13)	(6)	(51)	(28)
Other Specialty	(3)	9	11	19

Specialty Group	(73)	(32)	(283)	(213)
Special A&E Reserve Charge – P&C Run-off	—	—	—	47
Other	2	24	4	39

Total Reserve Development	$(71)	$(8)	$(279)	$(127)

Points on Combined Ratio:
Property & Transportation	(0.4)	(5.6)	(4.8)	(5.7)
Specialty Casualty	(8.6)	(1.1)	(5.9)	(4.3)
Specialty Financial	(8.2)	(3.6)	(8.0)	(4.5)

Aggregate Specialty Group	(5.0)	(2.4)	(5.2)	(4.4)
Total P&C Segment	(5.0)	(0.6)	(5.1)	(2.5)

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)

On May 28, 2021, AFG completed the sale of its Annuity business to MassMutual. The results of AFG’s Annuity operations are reported as discontinued operations beginning with the first quarter of 2021 and through the date of sale, in accordance with generally accepted accounting principles (GAAP), which included adjusting prior period results to reflect these operations as discontinued.

b)

In January 2020, AFG announced its plans to exit the Lloyd’s of London insurance market and actions it had initiated to place its Lloyd’s subsidiaries including its Lloyd’s Managing Agency, Neon Underwriting Ltd., into run-off. AFG sold the legal entities that owned its Lloyd’s of London insurer, Neon, to RiverStone Holdings Limited in a transaction that closed in the fourth quarter of 2020.

c)	Components of core net operating earnings (in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Core Operating Earnings before Income Taxes:
P&C insurance segment	$485	$274	$1,390	$776
Real estate entities and other acquired from Annuity operations*	—	9	50	19
Interest and other corporate expenses	(47)	(56)	(208)	(186)

Core operating earnings before income taxes	438	227	1,232	609
Related income taxes	87	52	239	128

Core net operating earnings	$351	$175	$993	$481

*	Income from real estate entities acquired from AFG’s Annuity operations through May 31, 2021 (the effective date of the sale of the Annuity business).

d)

Shareholders’ Equity at December 31, 2021 includes $136 million ($1.60 per share) in unrealized after-tax gains on fixed maturities. Shareholders’ Equity at December 31, 2020 includes $1.26 billion ($14.54 per share) in unrealized after-tax gains on fixed maturities and $41 million ($0.47 per share) in unrealized after-tax gains on fixed maturity-related cash flow hedges.

e)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products, and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.